EXHIBIT (b)(1)

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF

PARAMETRIC STRUCTURED ABSOLUTE RETURN PORTFOLIO

March 1, 2013

Pursuant to ARTICLE IV, Section 4.2 of the BY-LAWS of Parametric Structured Absolute Return Portfolio (the “Trust”), upon the written consent of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Parametric Market Neutral Portfolio.

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